EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of November 4, 2016, is entered into by and between GABO Filter, Inc., a California corporation (“Buyer”), and the Hong Kong branch of Strong Westrex, Inc., a Nebraska corporation (“Seller”).

WHEREAS, Seller owns all of the authorized and registered equity (the “Equity”) of Strong Westrex (Beijing) Technology, Inc., a Chinese limited liability company (the “Company”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the Equity upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. SALE AND PURCHASE OF EQUITY. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), Seller will sell to Buyer, and Buyer will purchase from Seller, all of the Equity, free and clear of any and all mortgages, liens, claims, charges, encumbrances, pledges or third party rights of any kind (“Encumbrances”). As consideration for the Equity, Buyer will pay to Seller $370,823.60 (the “Purchase Price”) at the Closing.

2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

2.1. Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of China. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska.

2.2. Authority. The Company has the limited liability company power and authority necessary to conduct its business as presently and ordinarily conducted. Seller has the corporate power and authority to enter into and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. Assuming the due authorization, execution and delivery by Buyer, this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.

2.3. Capitalization. Seller owns all of the authorized and registered equity of the Company, free and clear of any and all Encumbrances. All of the Equity is duly authorized, validly issued, fully paid and nonassessable. There are no outstanding warrants, options or other rights to purchase, or rights under agreements, documents, or instruments for conversion into, any equity of the Company or any other securities of the Company.

2.4. Assets. Schedule A sets forth a list of certain material assets held by the Company as of the date of this Agreement that the Company will continue to hold as of the Closing. Schedule B sets forth a list of assets that have been or will be transferred from the Company to Seller or a third party prior to or following the Closing (the “Excluded Assets”).

2.5. Compliance with Law. The Company has been in compliance with all applicable laws in all material respects at all times prior to the date of this Agreement.

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2.6. Disclosure. Except for the representations and warranties contained in this Section 2, neither Seller nor any other person or entity has made or makes any representation or warranty, written or oral, express or implied, on behalf of Seller, to Buyer.

3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

3.2. Authority. Buyer has the corporate power and authority to enter into and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery by Seller, this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.

3.3. Investment; Investigation. Buyer is acquiring the Equity solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is able to bear the economic risk of holding the Equity for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 2; and (b) neither Seller nor any other person or entity has made or makes any representation or warranty, written or oral, express or implied, on behalf of Seller, to Buyer, except as expressly set forth in Section 2.

3.4. Condition of Company and Assets. Buyer acknowledges and agrees that the Company and the assets owned or leased by the Company as of the Closing are sold “as is, where is” and Buyer accepts the Company and such assets in the condition they are in and at the place where they are located on the Closing.

3.5. Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4. COVENANTS.

4.1. Cooperation. Each of Buyer and Seller will use commercially reasonable efforts to satisfy the conditions to the Closing set forth in Sections 5 and 6 that are applicable to it.

4.2. Conduct of Business. Prior to the Closing, except as otherwise provided herein, Seller will cause the Company to conduct its business only in the ordinary course of business consistent with past practice, including, without limitation, by undertaking normal efforts to collect accounts receivable and pay accounts payable of the Company.

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4.3. Employees. Prior to the Closing, Seller will cause the Company to terminate all of the employees of the Company. Seller will cause the Company to pay any severance payments due to such terminated employees under applicable law.

4.4. Excluded Assets. Following the Closing, Buyer will promptly transfer to Seller any and all Excluded Assets that were not transferred from the Company to Seller or a third party prior to the Closing.

4.5. Legal Representative. Following the Closing, Buyer will promptly take or cause the Company to promptly take all actions necessary to change the legal representative of the Company under applicable law and all other actions, including, without limitation, making filings, to effect the transfer of Equity from Seller to Buyer under applicable law and deliver evidence of such change and such other actions to Seller, including, without limitation, a certificate from AIC listing the new board members.

4.6. Books and Records. Following the Closing, Buyer will, and will cause the Company to, until the seventh anniversary of the Closing Date (as defined below), retain all books, records and other documents of the Company relating to periods prior to the Closing and, except as prohibited by applicable law, make the same available for inspection and copying by Seller during normal business hours, upon reasonable request, and upon reasonable notice.

4.7. Expenses. Each of Buyer and Seller will bear its own fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

4.8. Transfer Taxes. The party responsible under applicable law for filing any tax return and other documentation with respect to any transfer (including equity transfer), recording, documentary, sales, use, stamp, registration, severance and other taxes and fees (“Transfer Taxes”) will prepare and file such tax return and other documentation. Any such Transfer Taxes will be borne equally by Buyer, on the one hand, and Seller, on the other hand. Buyer or Seller, as the case may be, will promptly remit payment for 50% of any such Transfer Taxes to the other party.

4.9. Further Assurances. Each of Buyer and Seller agrees that it will, from time to time after the date of this Agreement, execute and deliver such other agreements, documents and instruments and take such other actions as may be reasonably requested by either party to carry out and fully effectuate the transactions contemplated by this Agreement.

4.10. Confidentiality; Publicity. This Agreement, and all communications by the parties and their respective representatives and advisors regarding the transactions contemplated by this Agreement, will be kept confidential by the parties and their respective representatives and advisors, and may not be disclosed to any other person or entity except as may be required by applicable law. No press releases or other public disclosure, either written or oral, of the transactions contemplated by this Agreement will be made by any party except as mutually agreed upon by the parties.

4.11. Support of Transaction. Each of Buyer and Seller agrees to reasonably cooperate with each other and take such other actions as may be reasonably requested by either party to carry out and fully effectuate the transactions contemplated by this Agreement.

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4.12. China Approval. In the event that the Beijing Municipal Commission of Commerce disapproves of the transactions contemplated by this Agreement, then (a) Seller will promptly refund the Closing Payment (as defined below) to Buyer and cancel the Promissory Note (as defined below) and deliver evidence to Buyer of such cancellation, (b) Buyer will promptly return all Official Chops and Documents (as defined below) to Seller and take any and all actions necessary to reinstate Seller’s ownership of the Equity and control over the Company (including, without limitation, the Company’s bank accounts), and (c) this Agreement will automatically be terminated immediately following the full satisfaction of the obligations set forth in clauses (a) and (b) and become void and of no further force and effect, and neither party will have any liability to the other party in respect of such termination; provided, however, that nothing in this Section 4.12 will relieve any party from liability it may have hereunder for a breach of this Agreement prior to such termination.

4.13. Acknowledgment. Seller acknowledges that it is fully aware of the transactions contemplated by this Agreement and agrees to the transfer of the Equity from Seller to Buyer as contemplated hereby. Except for interest under the Promissory Note and as otherwise contemplated by Sections 4.5, 4.7, 4.8, 4.9, and 9, the payment of the Purchase Price by Buyer is the only transfer fee that Buyer will be obligated to pay during such transfer. Seller and Buyer acknowledge and agree that proceeds of the Purchase Price may be paid directly to, or subsequently transferred to, Seller’s parent company, Ballantyne Strong, Inc.

5. CONDITIONS TO OBLIGATIONS OF BUYER. Buyer’s obligation to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver prior to or at the Closing of the following conditions:

5.1. Representations and Warranties. The representations and warranties made by Seller in this Agreement will be true and correct in all material respects.

5.2. Performance of Covenants. Seller will have performed and complied with, in all material respects, all of the covenants required to be performed or complied with by Seller under this Agreement prior to or at the Closing.

5.3. No Injunction. No temporary restraining order or preliminary or final injunction prohibiting the completion of the transactions contemplated by this Agreement will have been issued and be in effect. No action, suit or proceeding will be pending or threatened before any court or other governmental authority that, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

5.4. Documents Delivered. Seller will have delivered to Buyer all of the documents required under Section 7.2.

6. CONDITIONS TO OBLIGATIONS OF SELLER. Seller’s obligation to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver prior to or at the Closing of the following conditions:

6.1. Representations and Warranties. The representations and warranties made by Buyer in this Agreement will be true and correct in all material respects.

6.2. Performance of Covenants. Buyer will have performed and complied with, in all material respects, all of the covenants required to be performed or complied with by Buyer under this Agreement prior to or at the Closing.

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6.3. No Injunction. No temporary restraining order or preliminary or final injunction prohibiting the completion of the transactions contemplated by this Agreement will have been issued and be in effect. No action, suit or proceeding will be pending or threatened before any court or other governmental authority that, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement.

6.4. Documents Delivered. Buyer will have delivered to Seller all of the documents required under Section 7.3.

6.5. Valuation. Seller will have obtained a valuation of the Company to its satisfaction.

7. CLOSING.

7.1. Time; Location; Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. ET at the offices of Thompson Hine LLP in Cleveland, Ohio on November 4, 2016 or on such other date as the parties may mutually agree in writing (the “Closing Date”). The Closing will be effective as of the Closing Date.

7.2. Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(a) All official chops and seals of the Company and all official documents of the Company, including the original MOFCOM approval certificate and original business license evidencing title over the Equity (collectively, the “Official Chops and Documents”).

(b) A certificate of an officer of Seller to the effect that each of the conditions set forth in Sections 5.1 and 5.2 is satisfied.

(c) The resignations of the members of the governing body and officers of the Company.

(d) The minute books and equity transfer records of the Company will be in the possession of or delivered to the Company.

7.3. Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

(a) $296,658.88 by wire transfer of immediately available funds to an account designated in writing by Seller (the “Closing Payment”).

(b) A Promissory Note in favor of Seller in the principal amount of $74,164.72 in substantially the form attached hereto as Exhibit A, duly executed by Buyer (the “Promissory Note”).

(c) A certificate of an officer of Buyer to the effect that each of the conditions set forth in Sections 6.1 and 6.2 is satisfied.

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8. INDEMNIFICATION.

8.1. Survival. Except for the representations and warranties of Seller set forth in Section 2.5 (Compliance with Law), which shall survive the Closing indefinitely, the representations and warranties made by Seller and Buyer in this Agreement will survive the Closing and continue in full force and effect until the first anniversary of the Closing Date. The covenants made by Seller and Buyer in this Agreement to be performed after the Closing will survive the Closing in accordance with their respective terms.

8.2. Indemnification by Seller. Subject to this Section 8, Seller will indemnify Buyer for any and all losses, damages, liabilities, claims, actions, suits, proceedings, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind (including, without limitation, reasonable attorneys’ fees and expenses) (“Losses”) incurred or sustained by Buyer as a result of (a) a breach of any representation or warranty of Seller set forth in Section 2 or (b) a breach of any covenant of Seller set forth in Section 4. Subject to Section 10.8, this Section 8.2 will be Buyer’s sole recourse for any breach of this Agreement by Seller.

8.3. Indemnification by Buyer. Subject to this Section 8, Buyer will indemnify Seller for any and all Losses incurred or sustained by Seller as a result of (a) a breach of any representation or warranty of Buyer set forth in Section 3, (b) a breach of any covenant of Buyer set forth in Section 4, (c) the operation of the business of the Company on and after the Closing Date, or (d) obligations or fulfillment of customer and vendor agreements to which the Company is a party as set forth in such agreements. Subject to Section 10.8, this Section 8.3 will be Seller’s sole recourse for any breach of this Agreement by Buyer.

8.4. Notice and Defense of Claims. A party claiming indemnification under this Section 8 (the “Asserting Party”) will give prompt written notice of the claim to the party from whom indemnification is being sought (the “Indemnifying Party”) of the nature and basis of the claim. If the claim for indemnification arises out of a claim, action, suit or proceeding by a third party (a “Third Party Claim”), the Indemnifying Party may elect to assume the defense of the Third Party Claim at its own expense with counsel selected by the Indemnifying Party, which will be reasonably satisfactory to the Asserting Party. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party will not be liable for any fees or expenses of counsel for the Asserting Party incurred in connection with the Third Party Claim unless there is a conflict of interest between the Asserting Party and the Indemnifying Party in connection with the Third Party Claim or the Indemnifying Party fails to reasonably pursue the defense of such Third Party Claim. If the Indemnifying Party does not assume the defense of the Third Party Claim, the Asserting Party will have the right to defend and settle the Third Party Claim. The Asserting Party and the Indemnifying Party will cooperate in the defense of any claim, action, suit or proceeding covered by this Section 8.4. The Asserting Party will make available to the Indemnifying Party all records and other materials reasonably required by the Indemnifying Party for use in contesting the Third Party Claim.

8.5. Waiver of Certain Damages. Notwithstanding anything in this Agreement to the contrary, in no event will either party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, loss of future revenue or income, loss of reputation or opportunity, loss of goodwill, diminution of value or any damages based on any type of multiple, whether based in contract, tort, strict liability or otherwise; provided, however, that this Section 8.5 will not limit a party’s right to recover under this Section 8 for any such Losses to the extent that such party is required to pay such Losses to a third party in connection with a matter for which such party is otherwise entitled to indemnification pursuant to this Section 8.

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9. TERMINATION. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to or on the Closing Date: (a) by the written consent of Buyer and Seller; (b) by Buyer or Seller if any of the conditions of the other party set forth in Section 5 or Section 6, as applicable, have not been fulfilled or have become incapable of fulfillment prior to or on the Closing Date, and the other party has failed to cure such matter within thirty (30) days of written notice of the same (and the terminating party is not otherwise in material default of its obligations under this Agreement); or (c) by Buyer or Seller if the Closing has not occurred prior to or on December 31, 2016 (and the terminating party (i) has not failed to satisfy the conditions or make the deliveries applicable to such party under Section 5 or Section 6, as applicable, and (ii) is not otherwise in material default of its obligations under this Agreement). If this Agreement is terminated in a manner permitted by this Section 9, this Agreement will become void and of no further force and effect, and neither party will have any liability to the other party in respect of such termination; provided, however, that nothing in this Section 9 will relieve any party from liability it may have hereunder for a breach of this Agreement prior to such termination.

10. MISCELLANEOUS.

10.1. Amendment; Waiver. This Agreement may be amended at any time, although no such amendment will be effective unless it is in writing and signed by the parties. Any provision of this Agreement may be waived in writing by the party that is entitled to the benefit of that provision.

10.2. Entire Agreement; No Third Party Beneficiaries; Assignment. This Agreement: (a) constitutes the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, both written and oral; (b) is not intended to confer any rights or remedies upon any person or entity other than the parties; and (c) may not be assigned by either party without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

10.3. Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict or choice of law provision to the contrary. The parties irrevocably (a) submit themselves to the exclusive jurisdiction of the state and federal courts sitting in the State of Ohio and (b) waive the right and agree not to assert by way of motion, as a defense or otherwise in any action, suit or proceeding brought in any such court, any claim that it is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each party also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.4.

10.4. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to be given (a) when delivered in person, (b) one (1) day after being sent by overnight courier or (c) five (5) business days after being sent by registered or certified mail (return receipt requested), addressed in each case as follows:

If to Buyer:

GABO Filter, Inc.

869 E Foothill Blvd, #G

Upland, CA 91765

Attention: President

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If to Seller:

Strong Westrex, Inc.

11422 Miracle Hills Drive

Suite 300

Omaha, NE 68154

Attention: President

Either party may change the address to which notices or other communications are to be given by furnishing the other party with written notice of the change.

10.5. Headings. The headings contained in this Agreement are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

10.6. Counterparts. This Agreement may be executed in counterparts, each of which will constitute one and the same instrument. Facsimile copies and electronic Portable Document Format files of executed signature pages transmitted by electronic mail will be deemed to be originals for all purposes.

10.7. Severability. The invalidity of any provision of this Agreement will not affect the validity of any other provision of this Agreement, which will remain in full force and effect.

10.8. Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party will be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for securing or posting of any bond in connection with such remedy.

10.9. Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in United States Dollars (“US Dollars”). All amounts owed under this Agreement will be paid in US Dollars.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

GABO FILTER, INC.

By:	/s/ Danny Tan
Name:	Danny Tan
Title:	CEO

SELLER:

STRONG WESTREX, INC.

By:	/s/ Ray Boegner
Name:	Ray Boegner
Title:	President, Cinema

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